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                                                                     Exhibit 8.2

                            [Baker & McKenzie Letterhead]










                                    July 28, 1998




DSC Communications Corporation
1000 Coit Road
Plano, Texas  75075

Ladies and Gentleman:

     You have requested our opinion regarding the discussion of the material United States ("U.S.") federal income tax consequences set forth under the headings "SUMMARY--The Merger--Certain U.S. Federal Income Tax Consequences" and "THE MERGER--Certain U.S. Federal Income Tax Consequences" contained in the DSC Communications Corporation Proxy Statement/Alcatel Alsthom Prospectus (the "Proxy Statement/Prospectus") which will be included in the Registration Statement on Form F-4 (the "Registration Statement") filed by Alcatel Alsthom ("Alcatel") on the date hereof with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act").

     The Proxy Statement/Prospectus relates to the proposed merger of Net Acquisition, Inc., ("Newco"), a newly-formed, direct wholly-owned subsidiary of Alcatel with and into DSC Communications Corporation ("DSC"), pursuant to an Agreement and Plan of Merger dated as of June 3, 1998, as amended, by and among DSC, Alcatel, and Newco (the "Merger Agreement"). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act.

     In preparing our opinion, we have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended ("Code"), the Treasury Regulations promulgated under the Code, interpretive rulings of the Internal Revenue Service ("IRS"), judicial decisions, and such other authorities as we have considered relevant all as in effect on the date hereof. Such

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DSC Communications Corporation
July 28, 1998
Page 2


authorities are all subject to change at any time, either prospectively or retroactively. A change in the authorities upon which our opinion is based could affect our conclusions.

     Based upon the foregoing, it is our opinion that the statements made under the headings "SUMMARY--The Merger--Certain U.S. Federal Income Tax Consequences" and "THE MERGER--Certain U.S. Federal Income Tax Consequences" contained in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. There can be no assurance that contrary positions may not be asserted by the IRS. Except as set forth above, we express no other opinion as to any matter, and the opinion and statements expressed herein are rendered as of the date of this letter.

     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Act, we hereby consent to the use of our name under the heading
"THE MERGER--Certain U.S. Federal Income Tax Consequences" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

                                   Sincerely,



                                   /s/ BAKER & MCKENZIE